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                                                                  EXHIBIT (c)(1)

                               KERR GROUP, INC.,
                        FREMONT ACQUISITION COMPANY, LLC
                                      AND
                          KERR ACQUISITION CORPORATION

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 1, 1997
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                               TABLE OF CONTENTS

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                                              ARTICLE I. THE TENDER OFFER
SECTION 1.1.        THE OFFER.............................................................................           2
SECTION 1.2.        COMPANY ACTION........................................................................           3
SECTION 1.3.        DIRECTORS.............................................................................           4

                                                ARTICLE II. THE MERGER
SECTION 2.1.        THE MERGER............................................................................           5
SECTION 2.2.        EFFECTIVE TIME........................................................................           5
SECTION 2.3.        CLOSING...............................................................................           5
SECTION 2.4.        EFFECT OF THE MERGER..................................................................           5
SECTION 2.5.        SUBSEQUENT ACTIONS....................................................................           5
SECTION 2.6.        CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS.........................           6
SECTION 2.7.        STOCKHOLDERS' MEETING.................................................................           6
SECTION 2.8.        MERGER WITHOUT MEETING OF STOCKHOLDERS................................................           6
SECTION 2.9.        CONVERSION OF SECURITIES..............................................................           7
SECTION 2.10.       DISSENTING SHARES.....................................................................           7
SECTION 2.11.       SURRENDER OF SHARES; STOCK TRANSFER BOOKS.............................................           8
SECTION 2.12.       STOCK PLANS...........................................................................           9

                        ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER
SECTION 3.1.        CORPORATE ORGANIZATION................................................................           9
SECTION 3.2.        AUTHORITY RELATIVE TO THIS AGREEMENT..................................................          10
SECTION 3.3.        NO CONFLICT; REQUIRED FILINGS AND CONSENTS............................................          10
SECTION 3.4.        FINANCING ARRANGEMENTS................................................................          10
SECTION 3.5.        NO PRIOR ACTIVITIES...................................................................          10
SECTION 3.6.        BROKERS...............................................................................          10
SECTION 3.7.        PROXY STATEMENT.......................................................................          11
SECTION 3.8.        EMPLOYEE BENEFIT PLANS................................................................          11

                               ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.1.        ORGANIZATION AND QUALIFICATION; SUBSIDIARIES..........................................          11
SECTION 4.2.        CAPITALIZATION........................................................................          12
SECTION 4.3.        AUTHORITY RELATIVE TO THIS AGREEMENT..................................................          12
SECTION 4.4.        NO CONFLICT; REQUIRED FILINGS AND CONSENTS............................................          12
SECTION 4.5.        SEC FILINGS; FINANCIAL STATEMENTS.....................................................          13
SECTION 4.6.        UNDISCLOSED LIABILITIES...............................................................          13
SECTION 4.7.        ABSENCE OF CERTAIN CHANGES OR EVENTS..................................................          13
SECTION 4.8.        LITIGATION............................................................................          14
SECTION 4.9.        EMPLOYEE BENEFIT PLANS................................................................          14
SECTION 4.10.       PROXY STATEMENT.......................................................................          15
SECTION 4.11.       BROKERS...............................................................................          15
SECTION 4.12.       CONTROL SHARE ACQUISITION.............................................................          15
SECTION 4.13.       CONDUCT OF BUSINESS...................................................................          15
SECTION 4.14.       TAXES.................................................................................          16
SECTION 4.15.       INTELLECTUAL PROPERTY.................................................................          16
SECTION 4.16.       EMPLOYMENT MATTERS....................................................................          18
SECTION 4.17.       VOTE REQUIRED.........................................................................          18
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SECTION 4.18.       ENVIRONMENTAL MATTERS.................................................................          18
SECTION 4.19.       REAL PROPERTY.........................................................................          19
SECTION 4.20.       TITLE AND CONDITION OF PROPERTIES.....................................................          19
SECTION 4.21.       CONTRACTS.............................................................................          19
SECTION 4.22.       POTENTIAL CONFLICTS OF INTEREST.......................................................          20
SECTION 4.23.       SUPPLIERS AND CUSTOMERS...............................................................          20
SECTION 4.24.       INSURANCE.............................................................................          20
SECTION 4.25.       ACCOUNTS RECEIVABLE; INVENTORY........................................................          20
SECTION 4.26.       OPINION OF FINANCIAL ADVISOR..........................................................          20

                                   ARTICLE V. CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.1.        ACQUISITION PROPOSALS.................................................................          21
SECTION 5.2.        CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.................................          21
SECTION 5.3.        NO SHOPPING...........................................................................          23

                                           ARTICLE VI. ADDITIONAL AGREEMENTS
SECTION 6.1.        PROXY STATEMENT.......................................................................          23
SECTION 6.2.        MEETING OF STOCKHOLDERS OF THE COMPANY................................................          24
SECTION 6.3.        ADDITIONAL AGREEMENTS.................................................................          24
SECTION 6.4.        NOTIFICATION OF CERTAIN MATTERS.......................................................          24
SECTION 6.5.        ACCESS TO INFORMATION.................................................................          24
SECTION 6.6.        PUBLIC ANNOUNCEMENTS..................................................................          25
SECTION 6.7.        BEST EFFORTS; COOPERATION.............................................................          25
SECTION 6.8.        AGREEMENT TO DEFEND AND INDEMNIFY.....................................................          25
SECTION 6.9.        EMPLOYEE BENEFITS.....................................................................          26
SECTION 6.10.       PENDING LITIGATION....................................................................          26

                                           ARTICLE VII. CONDITIONS OF MERGER
SECTION 7.1.        OFFER.................................................................................          27
SECTION 7.2.        STOCKHOLDER APPROVAL..................................................................          27
SECTION 7.3.        NO CHALLENGE..........................................................................          27

                                    ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1.        TERMINATION...........................................................................          27
SECTION 8.2.        EFFECT OF TERMINATION.................................................................          28

                                            ARTICLE IX. GENERAL PROVISIONS
SECTION 9.1.        NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS............................          29
SECTION 9.2.        NOTICES...............................................................................          29
SECTION 9.3.        EXPENSES..............................................................................          30
SECTION 9.4.        CERTAIN DEFINITIONS...................................................................          30
SECTION 9.5.        HEADINGS..............................................................................          30
SECTION 9.6.        SEVERABILITY..........................................................................          30
SECTION 9.7.        ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES........................................          30
SECTION 9.8.        ASSIGNMENT............................................................................          30
SECTION 9.9.        GOVERNING LAW.........................................................................          30
SECTION 9.10.       AMENDMENT.............................................................................          30
SECTION 9.11.       WAIVER................................................................................          31
SECTION 9.12.       COUNTERPARTS..........................................................................          31

ANNEX I                                            Conditions to the Offer
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                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of July 1, 1997 (the "Agreement"), among Kerr Group, Inc., a Delaware corporation (the "Company"), Fremont Acquisition Company, LLC, a Delaware limited liability company (the "Parent"), and Kerr Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent ("Purchaser").

                              W I T N E S S E T H

    WHEREAS, the Boards of Directors of each of the Company, Parent and the Purchaser have determined that it is in the best interests of their respective stockholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance thereof, it is proposed that the Purchaser will make a cash tender offer (the "Offer") to acquire all shares of the issued and outstanding common stock, $.50 par value, of the Company (the "Company Common Stock"), including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of July 25, 1995, between the Company and The First National Bank of Boston (the "Rights Agreement"), and all shares of the issued and outstanding $1.70 Class B Cumulative Convertible Preferred Stock, Series D, par value $.50 per share (the "Series D Shares"; the Company Common Stock and the Series D Shares being collectively referred to herein as the "Shares"), for $5.40 per share of Company Common Stock (the "Common Per Share Amount") and $12.50 per Series D Shares (the "Series D Per Share Amount"), or such higher price as may be paid in the Offer, in each case net to the seller in cash; and

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company, Parent and the Purchaser have each approved the merger (the "Merger") of the Purchaser with and into the Company following the Offer in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Board of Directors of the Company (the "Board of Directors") has resolved to recommend acceptance of the Offer and the Merger to the holders of Shares and has determined that the consideration to be paid for each share of Company Common Stock and each of the Series D Preferred Shares in the Offer and the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

    WHEREAS, as a condition and inducement to Parent's and the Purchaser's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Purchaser and the Company are entering into an Option Agreement in the form of Exhibit A hereto (the "Option Agreement"), pursuant to which, among other things, the Company has granted the Purchaser an option to purchase certain newly-issued shares of Company Common Stock, subject to certain conditions;

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    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and the Purchaser hereby agree as follows:

                                    ARTICLE I.
                                THE TENDER OFFER

    SECTION 1.1. THE OFFER.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, the Purchaser or a direct or indirect subsidiary thereof shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") the Offer as promptly as practicable, but in no event later than five business days following the execution of this Agreement, and shall use all reasonable efforts to consummate the Offer. The obligation of the Purchaser to accept for payment any Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex I. The Purchaser expressly reserves the right to waive any such condition or to increase the Common Per Share Amount and the Series D Per Share Amount. The Common Per Share Amount and the Series D Per Share Amount shall be net to the seller in cash. The Company agrees that no Shares held by the Company will be tendered pursuant to the Offer.

(b)   Without the prior written consent of the Company, the Purchaser shall not
(i) decrease the Common Per Share Amount or the Series D Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; PROVIDED HOWEVER, that if on the initial scheduled expiration date of the Offer which shall be twenty (20) business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; PROVIDED, HOWEVER, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Company Common Stock or the outstanding Series D Shares, the Purchaser may extend the Offer for a period not to exceed five (5) business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, so long as the Purchaser expressly irrevocably waives any condition (other than the Minimum Condition (as defined in Annex I hereto)) that subsequently may not be satisfied during such extension of the Offer.

(c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published, mailed or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to

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make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information furnished by the Company to the Purchaser, in writing, expressly for inclusion in the Offer Documents. The information supplied by the Company to the Purchaser, in writing, expressly for inclusion in the Schedule 14D-1 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Purchaser agrees to take all steps necessary to cause the Schedule 14D-1 to be filed with the SEC and the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC. Each of Parent, the Purchaser and the Company agrees promptly (i) to correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and (ii) to supplement the information provided by it specifically for use in the Schedule 14D-1 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and to be disseminated to the Company's stockholders in each case and as to the extent required by applicable Federal securities laws.

    SECTION 1.2. COMPANY ACTION.

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held on June 30, 1997, at which a majority of the Directors were present: (i) duly approved and adopted this Agreement, the Option Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the holders of both the Company Common Stock and the Series D Shares; and (ii) with respect to the Rights Agreement, duly amended the Rights Agreement to provide that (1) neither this Agreement nor any of the transactions contemplated hereby, including the Offer and the Merger, will result in the occurrence of a "Distribution Date" (as such term is defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof and (2) the Rights shall automatically on and as of the Effective Time (as hereinafter defined) be void and of no further force or effect.

(b) The Company shall file with the SEC, as promptly as practicable after the filing by the Purchaser of the Schedule 14D-1 with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any and all amendments or supplements thereto, and including the exhibits thereto, the "Schedule 14D-9"). The Schedule 14D-9 will comply in all material respects with the provisions of all applicable Federal securities law and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or the Purchaser for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case and as and to the extent required by applicable Federal securities laws. The Company shall mail, or cause to be mailed, such Schedule 14D-9 to the stockholders of the Company at the same time the Offer Documents are first mailed to the Stockholders of the Company together with such Offer Documents. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors

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described in Section 1.2(a) hereof. The Company agrees promptly to correct the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect (and each of the Parent and the Purchaser, with respect to written information supplied by it specifically for use in the
Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company's stockholders in each case as and to the extent required by applicable Federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide the Purchaser and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or communications.

(c) In connection with the Offer, the Company, promptly upon execution of this Agreement, shall furnish or cause to be furnished to the Purchaser mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish the Purchaser with such additional information (including, but not limited to, updated lists of stockholders and their addresses, mailing labels and security position listings) and such other information and assistance as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

    SECTION 1.3. DIRECTORS.

(a) Promptly upon the purchase by the Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At such times, the Company will also cause (i) each committee of the Board of Directors and
(ii) if requested by the Purchaser, each committee of such board to include persons designated by the Purchaser constituting the same percentage of each such committee or board as Parent's designees are of the Board of Directors. The Company shall, upon request by the Purchaser, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of incumbent directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this
Section 1.3 and shall cause Parent's designees to be so elected; PROVIDED, HOWEVER, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.2 hereof) the Board of Directors shall have at least one director who is a director on the date hereof and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the Federal securities laws) of Parent (one or more of such directors, the "Independent Directors"); PROVIDED FURTHER, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, shareholder, affiliate or associate of the Purchaser, and such person shall be deemed to be an Independent Director for purposes of this Agreement.

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(b)    Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.3 hereof and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if the Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company's Board of Directors, after the acceptance of payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of the Purchaser's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                   ARTICLE II.
                                   THE MERGER

    SECTION 2.1. THE MERGER. At the Effective Time (as defined in Section 2.2, hereof) and subject to and upon the terms and conditions of this Agreement and Delaware Law, the Purchaser shall be merged with and into the Company the separate corporate existence of the Purchaser shall cease, (b) and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation".

    SECTION 2.2. EFFECTIVE TIME. The parties hereto shall cause a Certificate of Merger to be executed and filed on the Closing Date (as defined in Section 2.3) (or on such other date as the Purchaser and the Company may agree) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

    SECTION 2.3. CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, Suite 3800, San Francisco, California, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 2.4. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 2.5. SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in

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the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

    SECTION 2.6. CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS.

(a) Unless otherwise determined by the Purchaser before the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

(b) The By-Laws of the Purchaser, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

(c) The directors of the Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

    SECTION 2.7. STOCKHOLDERS' MEETING.

(a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

    (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts
    (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

    (iii) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

(b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

    SECTION 2.8. MERGER WITHOUT MEETING OF STOCKHOLDERS.  Notwithstanding
Section 2.7 hereof, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to
Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of Delaware Law.

    SECTION 2.9. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holder of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.9(b) and any Dissenting Shares (as defined in Section 2.10(a)) shall be cancelled and extinguished and be converted into the right to receive the Common Per Share Amount in cash payable to the holder thereof, without interest (the "Common Stock Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.11 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.11 hereof, without interest.

(b) Each share of Company Common Stock held in the treasury of the Company and each Share owned by the Purchaser or any direct or indirect wholly owned subsidiary of the Purchaser immediately before the Effective Time shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto.

(c) Each Series D Share issued and outstanding immediately before the Effective Time (other than any Dissenting Shares) shall be cancelled and extinguished and be converted into the right to receive the Series D Per Share Amount in cash payable to the holder thereof, without interest (the "Series D Merger Consideration and together with the Common Stock Merger Consideration, the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.11 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Series D Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.11 hereof, without interest.

(d) Each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    SECTION 2.10. DISSENTING SHARES.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with Delaware Law (including but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive cash pursuant to Section 2.9, but the holder thereof shall be entitled to only such rights as are granted by Delaware Law.

(b) Notwithstanding the provisions of Section 2.7(a), if any holder of Shares who demands appraisal of his Shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Common Stock Merger Consideration or the Series D Merger Consideration as provided in Section 2.9(a) or (c), as the case may be, without interest thereon, upon surrender of the certificate or certificates representing such Shares pursuant to Section 2.11 hereof.

(c) The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Purchaser, settle or offer to settle any such demands.

    SECTION 2.11. SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

(a) Before the Effective Time, the Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger(the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.9. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to
Section 2.9.

(b) Each holder representing any Shares cancelled upon the Merger, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted pursuant to Section 2.9(a) or (c) may thereafter surrender such Certificate or Certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending six months after the Effective Time. The Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates, the Purchaser shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Common Stock Merger Consideration or Series D Merger Consideration, as the case may be, multiplied by the number of Shares represented by such Certificate. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by the Purchaser or in the treasury of the Company) shall represent solely the right to receive the aggregate Common Stock Merger Consideration or Series D Merger Consideration, as the case may be, relating thereto.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Purchaser or the Exchange Agent that such tax either has been paid or is not applicable.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this Article II. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

(e) Promptly following the date which is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable Federal backup withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

    SECTION 2.12. STOCK PLANS.

(a) The Company shall use reasonable efforts (without incurring any liability in connection therewith) to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option plans referred to in Section 4.2 hereof, each as amended (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, such holders of Options shall receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the excess, if any, of the Common Per Share Amount over the per share exercise price of such Option and (B) the number of Shares subject to such Option (such amount being herein referred to as, the "Option Price"); PROVIDED that the Company shall obtain all necessary consents or releases from holders of Options to effect the foregoing. Upon receipt of the Option Price, the Option shall be cancelled. The surrender of an Option to the Company shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. As promptly as practicable following the consummation of the Merger, the Purchaser shall provide the Company with the funds necessary to satisfy its obligations under this Section 2.12(a).

(b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and provide for the payment of the Option Price pursuant to Section 2.12(a) hereof, and (ii) the Company shall take all action necessary to ensure that following the Effective Time no holder of Options or any participant in the Option Plans shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

(c) None of the parties to this Agreement shall take any action to deprive any employee or director of the Company of the benefits of (i) the consideration payable with respect to Options in accordance with Section 2.12(a) or (ii) the consideration that would have been payable with respect to any other equity-based compensation in accordance with the terms and conditions of the applicable Other Stock Plan, but for the amendment set forth in Section 2.12(b) above, such consideration to be determined by valuing any right to equity-based compensation by reference to the Common Per Share Amount. Without limiting the generality of the foregoing, if any of the transactions contemplated hereby would cause any individual subject to
Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, to the extent permitted by applicable law neither the Surviving Corporation nor the Purchaser (nor any affiliate of the Purchaser) shall assert any claims against any such individual arising out of the foregoing or relating thereto, based directly or indirectly, on Section 16.

                                   ARTICLE III.
           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

    Parent and the Purchaser represent and warrant to the Company as follows:

    SECTION 3.1. CORPORATE ORGANIZATION. Each of Parent and the Purchaser is, respectively, a limited liability company and a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the Parent or on the ability of Parent or the Purchaser to consummate any transactions contemplated by this Agreement or to perform either of their respective obligations under this Agreement.

    SECTION 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the Merger and the transactions hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and the Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent and the Purchaser, the performance by Parent or the Purchaser or of their respective obligations hereunder and the consummation by each of Parent or the Purchaser or of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

    SECTION 3.3. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a) The execution and delivery of this Agreement by Parent and the Purchaser do not, and the performance of this Agreement by Parent and the Purchaser will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or the Purchaser or by which any of their respective property is bound or affected, (ii) violate or conflict with either the Certificate of Formation of Parent or the Certificate of Incorporation or By-Laws of the Purchaser, or (iii) result in a violation or breach of or constitute a default under (with or without due notice or lapse of time, or both), or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or the Purchaser pursuant to, any contract, instrument, permit, license or franchise to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective property is bound or affected.

(b) Except for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filing and recordation of appropriate merger documents as required by Delaware Law, neither Parent nor the Purchaser is required to submit any notice, report or other filing with any court, arbitrable tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Authority"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Authority is required to be obtained or made by either Parent or the Purchaser in connection with its execution, delivery or performance of this Agreement.

    SECTION 3.4. FINANCING ARRANGEMENTS. The Purchaser has funds available to it sufficient to purchase the Shares in accordance with the terms of this Agreement and to pay all amounts due (or which will, as a result of the transactions contemplated hereby, become due) in respect of any indebtedness of the Company for money borrowed outstanding as of the date of the consummation of the Offer, a schedule of which is attached hereto as Schedule
3.4 of the Disclosure Schedule.

    SECTION 3.5. NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), the Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

    SECTION 3.6. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or the Purchaser.

    SECTION 3.7. PROXY STATEMENT. None of the information supplied by the Purchaser, its officers, directors, representatives, agents or employees (the "Purchaser Information"), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of material fact or contain or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and the Purchaser do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

    SECTION 3.8. EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule 3.8 of the Disclosure Schedule, (i) neither the Purchaser nor any person or entity which is treated as part of Purchaser's "controlled group" for purposes of
Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each an "ERISA Affiliate), maintains or contributes to any employee benefit plan which is subject to the requirements of Title IV of ERISA (other than a multiemployer plan within the meaning of Section 3(37) of ERISA), and (ii) if any plans are listed on such Schedule, the unfunded accrued liability for each such plan, determined on the basis of the latest actuarial valuation for such plan and on the actuarial methods and assumptions employed for that valuation, is also set forth on such schedule for each such plan and copies of such valuations have been provided to the Company. No such employee benefit plan has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither the Purchaser nor any of its ERISA Affiliates contributes, or has within the six-year period ending on the date hereof contributed or been obligated to contribute, to any pension or retirement plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

                                   ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on the Disclosure Schedule delivered to Parent prior to the execution of this Agreement (the "Disclosure Schedule"), the Company hereby represents and warrants to Parent and the Purchaser as follows:

    SECTION 4.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below in this Section 4.1). The Company does not own any Subsidiaries. The Company does not have an equity interest in any other Person. The term "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The term "Material Adverse Effect" means any change in or effect on the business of the Company that is or could reasonably be expected to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets, liabilities, regulatory status or prospects of the Company or (y) the ability of the Company to consummate any transactions contemplated by this Agreement or the Option Agreement or to perform its obligations under this Agreement.

    SECTION 4.2. CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,302,300 shares of Class B Preferred Stock, par value $.50 per share ("Company Preferred Stock"). As of June 23, 1997, (i) 3,933,095 shares of Company Common Stock were issued and outstanding, (ii) 293,450 shares of Company Common Stock were held in the treasury of the Company, (iii) 487,400 Series D Shares were issued and outstanding, (iv) 708,923 shares of Company Common Stock were reserved for issuance upon conversion of the Series D Shares, (v) 70,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options under the Company's 1988 and 1993 Stock Option Plans for Non-Employee Directors,
(vi) 284,500 shares of Company Common Stock were reserved for issuance under the Company's employee stock option plans listed on Schedule 4.2(a) of the Disclosure Schedule in the amounts stated in such schedule and (vii) 94,735 shares of Company Common Stock were reserved for issuance upon the exercise of currently outstanding warrants. All of the issued and outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. There are no voting trusts in other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. Except as disclosed on Schedule 4.2 of the Disclosure Schedule, there are no other options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company obligating the Company to issue or sell any shares of capital stock or Voting Debt of, or other equity interests, in the Company.

    SECTION 4.3. AUTHORITY RELATIVE TO THIS AGREEMENT.

(a) The Company has the necessary corporate power and authority to enter into this Agreement and the Option Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby by the Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law. Each of this Agreement and the Option Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b) The Company has taken all action which may be necessary under the Rights Agreement, so that (x) the execution of this Agreement and the Option Agreement and any amendments thereto by the parties hereto and thereto and the consummation of the transactions contemplated hereby and thereby shall not cause
(i) the Parent and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribution Date, a Stock Acquisition Date or a Trigger Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer or exercise of the option granted under the Option Agreement, and (y) the Rights (as defined in the Rights Agreement) shall expire upon the acceptance of Shares for payment pursuant to the Offer.

    SECTION 4.4. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation, court order or judgment applicable to the Company or by which its property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company, or (iii) result in a violation or breach of or constitute a default under (with or without due notice or lapse of time or both) or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any contract, instrument, permit, license or franchise to which the Company is a party or by which the Company or its property is bound or affected, excluding from the foregoing clauses (i) and (iii) such violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

(b) Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by Delaware Law, or "blue sky" laws of various states, the Company is not required to submit any notice, report, permit, authorization or other filing with any Governmental Authority, in connection with the execution, delivery or performance of this Agreement. No waiver, consent, approval or authorization of any Governmental Authority, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement.

    SECTION 4.5. SEC FILINGS; FINANCIAL STATEMENTS.

(a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1994, and has heretofore delivered to the Purchaser, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1996 (including all amendments prior to the date hereof), (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1994 and (iv) all other forms, reports, registrations, schedules, statements and other documents required to be (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company since January 1, 1994 with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents referred to herein have been amended since the time of their filing, collectively, the "SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports, including without limitation, any financial statements or schedules included therein (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company contained in the SEC Reports (the "Financial Statements") have been prepared from, and are in accordance with the books and records of the Company, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and the consolidated results of operation, cash flows and changes in financial position of the Company as of and for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring yearend adjustments.

    SECTION 4.6. UNDISCLOSED LIABILITIES.

(a) Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since March 31, 1997, (ii) pursuant to the terms of this Agreement, or (iii) as set forth in Schedule 4.6 of the Disclosure Schedule, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected in, reserved against or otherwise described in the balance sheet of the Company (including the notes thereto) or which would have a Material Adverse Effect.

    SECTION 4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in Schedule 4.7 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, the Company has conducted its business only in the ordinary and usual course, and:

(a) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Material Adverse Effect; and

(b) the Company has not taken any action which would have been prohibited under Section 5.2 hereof.

    SECTION 4.8. LITIGATION. Except as disclosed in the SEC Reports filed prior to the date hereof, there are no claims, actions, suits, proceedings, (including, without limitation, arbitration proceedings) or other alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any Governmental Authority that, either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect. As of the date hereof, the Company is not subject to any outstanding order, judgment, injunction or decree.

    SECTION 4.9. EMPLOYEE BENEFIT PLANS.

(a) Schedule 4.9(a) of the Disclosure Schedule sets forth a list of all material employee welfare benefit plans (as defined in Section 3(l) of ERISA, employee pension benefit plans (as defined in Section 3(2) of ERISA), employment agreements and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any employee of, or independent contractor or consultant to, the Company (together, the "Employee Plans"). The Company has delivered to the Purchaser true and complete copies of all Employee Plans, as in effect, and will make available all other employee plans, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"). True and complete copies of the (i) three (3) most recent annual actuarial valuation report, if any, (ii) last filed Form 5500 together with Schedule A and/or B thereto, if any, (iii) summary plan description (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (iv) most recent annual and periodic accounting of related plan assets, if any, in each case, relating to the Employee Plans, have been, or will be, delivered to the Purchaser and are, or will be, correct in all material respects. Neither the Company nor any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Employee Plan. All Employee Plans are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code (except for such requirements that are not required to be adopted as of the effective date of the applicable requirement) and, to the knowledge of the Company, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, which have been asserted or instituted against the Company, any Employee Plan or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the "remedial amendment period," as described in Section 401(b) of the Code and the regulations thereunder. Each Employee Plan that has been terminated by the Company which was intended to qualify under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such termination did not adversely affect its qualified status. No Employee Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. The Company does not contribute and has not within the six-year period ending on the date hereof contributed or been obligated to contribute, to any pension or retirement plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

(b) Except as set forth on Schedule 4.9 of the Disclosure Schedule, and as provided in Sections 2.12 and 6.9(i) no amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of section 280G of the Code (ii) (b) (i) the consummation of the transactions contemplated by this Agreement will not either alone or in combination with another event (A) entitle any current or former employee or officer of the Company or any ERISA affiliate to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or (C) result in any liability under Title IV of ERISA and (ii) no unfunded liability exists with respect to the Employee Plans, as of the date of and determined in the manner set forth in the consolidated financial statements contained in the SEC Reports, which is not set forth on such statements.

    SECTION 4.10. PROXY STATEMENT. The Proxy Statement, if any (or any amendment thereof or supplement thereto, to be sent to the stockholders of the Company in connection with the Special Meeting or the information statement, if any, to be sent to such stockholders, as appropriate, will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement will not, at the time the Proxy Statement at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Parent or the Purchaser specifically for inclusion in the Proxy Statement.

    SECTION 4.11. BROKERS. Except as disclosed on Schedule 4.11 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to the Purchaser true and complete information concerning the financial arrangements between the Company and the financial advisors set forth on such schedule pursuant to which such firms may be entitled to any payment as a result of the transactions contemplated hereunder.

    SECTION 4.12. CONTROL SHARE ACQUISITION. The provisions of Section 203 of Delaware Law are not applicable to any of the transactions contemplated by this Agreement or the Option Agreement, including the Merger and the purchase of Shares in the Offer or pursuant to the exercise of the option granted under the Option Agreement.

    SECTION 4.13. CONDUCT OF BUSINESS. Except as disclosed in the SEC Reports filed prior to the date hereof, the business of the Company is not being conducted in default or violation of (with or without due notice and lapse of time or both) any term, condition or provision of (i) its Certificate of Incorporation or By-Laws, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company is a party or by which the Company or any of its properties or assets may be bound (each, a "Company Agreement"), or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company, and no notice, charge, claim, action or assertion has been received by the Company or has been filed commenced or, to the Company's knowledge, threatened against the Company alleging any such violation except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 4.14. TAXES.

(a) Except as would not, either individually or in the aggregate, have a Material Adverse Effect, (i) the Company has timely filed with the appropriate Tax Authority (as hereinafter defined) all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company, and such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes (as hereinafter defined) due and payable by the Company, with respect to the taxable years or other taxable periods ending on or prior to the Effective Time have been or on or prior to the Effective Time will be, paid or adequately disclosed and fully provided for, (iii) no Audits (as hereinafter defined) are pending or threatened with regard to any Taxes or Tax Returns of the Company and there are no outstanding deficiencies or assessments asserted or proposed, (iv) no issue has been raised by any Taxing Authority in any Audit of the Company that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency of any period not so audited, (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and the Company is not a party to any agreement providing for the allocation or sharing of Taxes and (vi) no powers of attorney with respect to Taxes of the Company have been executed that will be outstanding as of the Effective Time.

(b) The Company has not filed a consent to the application of Section 341(f) of the Code.

(c) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(d) No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

(e) Except as would not, either individually or in the aggregate, have a Material Adverse Effect, the Company has not entered into any agreements that would result in the disallowance of any tax deductions pursuant to section 280G of the Code.

(f) Except as would not, either individually or in the aggregate, have a Material Adverse Effect, there are no Liens (as hereinafter defined) for Taxes upon any of the assets of the Company, except for Liens for Taxes not yet due and payable for which adequate reserves have been established on the Company's balance sheet at March 31, 1997 included in the Company's Quarterly Report on Form 10-Q filed with the SEC prior to the date hereof (the "Balance Sheet") in accordance with GAAP.

(g)    The Company has disclosed all material Tax elections to the Purchaser.

(h) For purposes of this Agreement, "Taxes" means any Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority (as hereinafter defined); "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes; and "Audit" means any audit, assessment or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

(i) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

    SECTION 4.15. INTELLECTUAL PROPERTY.

(a) Schedule 4.15 of the Disclosure Schedule contains a true and complete list of all material (i) patents and patent applications, (ii) trademark registrations and applications, (iii) service mark registrations and applications, (iv) Computer Software (as hereinafter defined)(excluding Computer

Software generally available for purchase by the public), (v) copyright registrations and applications, (vi) unregistered trademarks, service marks, and copyrights, and (vii) Internet domain names used or held for use in connection with the business of the Company, together with all licenses related to the foregoing.

(b) The term "Computer Software" shall mean (i) any and all computer programs and applications consisting of sets of statements and instructions to be used directly or indirectly in computer software or firmware whether in source code or object code form, (ii) databases and compilations, including without limitation any and all data and collections of data, whether machine readable or otherwise, (iii) all versions of the foregoing including, without limitation, all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and whether recorded on papers, magnetic media or other electronic or non-electronic device, (iv) all descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (v) all documentation, including without limitation all technical and user manuals and training materials, relating to the foregoing, and all Internet domain names and content contained on all World Wide Web sites of the Company or any Subsidiary.

(c) The Company owns or has the valid right to use all of the material Intellectual Property used by it or held for use by it in connection with its business. The Company is the sole and exclusive owners of all patents, patent applications, patent rights, copyrights, trademarks, trademark rights, trade names, trade name rights, and service marks, and all goodwill of the business associated therewith, trade secrets, registrations for and applications for registration of trademarks, service marks and copyrights, technology and know-how, Computer Software other than off-the-shelf applications and other confidential or proprietary rights and information and all technical and user manuals and documentation made or used in connection with any of the foregoing, used or held for use anywhere in the world in connection with the businesses of the Company as currently conducted (collectively, the "Intellectual Property"), free and clear of all material Liens, except where the failure to own such Intellectual Property would not have a Material Adverse Effect.

(d) All grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the businesses of the Company as currently conducted (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction, except to the extent where the absence of such Intellectual Property would not have a Material Adverse Effect.

(e) To the knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party, except for conflicts or infringements which would not have a Material Adverse Effect. The conduct of the businesses of the Company as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party, which conflict or infringement would have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property, except for claims, suits, actions or proceedings which would not have a Material Adverse Effect.

(f) All consents, filings and authorizations by or with governmental authorities or third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained, except where the failure to have obtained such consents, filings or authorizations would not have a Material Adverse Effect.

(g) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property, except for breaches which would not have a Material Adverse Effect.

(h) No former or present employees, officers or directors of the Company hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

    SECTION 4.16. EMPLOYMENT MATTERS. The Company has not experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years, except for such strikes, grievances, disputes or claims which have not and would not have a Material Adverse Effect. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

    SECTION 4.17. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

    SECTION 4.18. ENVIRONMENTAL MATTERS.

(a) Except for matters disclosed in the SEC Reports or matters that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, to the Company's knowledge: (i) the Company is in compliance with all applicable laws, rules, regulations, ordinances, decrees, orders or other legal or regulatory requirements relating to pollution of the environment or the impact of the environment on human health or preservation of the environment (including without limitation the treatment, storage and disposal of wastes and the remediation of releases and threatened releases of hazardous or toxic substances, wastes, pollutants, contaminants or similar materials) (collectively "Environmental Laws"), and the Company has not received written notice of any outstanding allegations by any person or entity that the Company is not or has not been in compliance (unless such non-compliance has been cured) with any Environmental Laws, and (ii) the Company currently holds all permits, licenses, registrations and other governmental authorizations and financial assurance required under any Environmental Laws for the Company to operate its business.

(b) Except for matters disclosed in the SEC Reports or matters that would not individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, (i) there is no asbestos or asbestos-containing materials in or on any real property, buildings, structures or components thereof currently owned, leased or operated by the Company, and (ii) there are and have been no underground or aboveground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, sumps, injection wells or other disposal or storage sites or locations in or on any property currently owned, leased or operated by the Company.

(c) Except for matters disclosed in the SEC Reports or matters that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, (i) the Company has not received (x) any communication from any person stating or alleging that it is or may be a potentially responsible party under any Environmental Law (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any state analog thereto) with respect to any actual or alleged environmental contamination or (y) any request for information under any Environmental Law from any governmental agency or authority or any other person or entity with respect to any active or alleged environmental contamination or violation, (ii) the Company is not party to any pending judicial or administrative proceedings alleging that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any state analog thereto) or otherwise liable or responsible with respect to any actual or alleged environmental contamination, or (iii) the Company, any governmental agency or authority, or any other person or entity is not conducting and has not conducted (nor is proposing or threatening to conduct) any environmental remediation or investigation.

(d) This Section 4.18 contains the sole and exclusive representations of the Company with respect to Environmental Laws.

    SECTION 4.19. REAL PROPERTY.

(a) Schedule 4.19 of the Disclosure Schedule sets forth a complete list of all real property owned by the Company (the "Real Property"). Copies of (i) all deeds, title insurance policies and surveys of the Real Property and (ii) all documents evidencing all Liens upon the Real Property have been furnished to Parent. Except for matters disclosed in the SEC Reports or matters that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, there are no proceedings, claims, disputes or conditions affecting any Real Property that might curtail or interfere with the use of such property, nor is an action of eminent domain pending or to the knowledge of the Company, threatened for all or any portion of the Real Property. Except as disclosed in Schedule 4.20 hereto, the Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

(b) As of the date hereof, to the knowledge of the Company, the Company has not, within the past two years, received any written notice of or other writing referring to any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property except for any requirements or recommendations that would not individually or in the aggregate have a Material Adverse Effect. The plumbing, electrical, heating, air conditioning, ventilating and all other structural or material mechanical systems in the buildings upon the Real Property are in good working order and working condition, so as to be adequate for the operation of the business of the Company as heretofore conducted, and the roof, basement and foundation walls of all buildings on the Real Property are free of leaks and other material defects, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has obtained all appropriate licenses, permits, easements and rights of way, including proofs of dedication, required to use and operate the Real Property in the manner in which the Real Property is currently being used and operated, except for such licenses, permits or rights of way the failure of which to have obtained does not have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 4.20. TITLE AND CONDITION OF PROPERTIES. The Company owns good and marketable title, free and clear of all Liens, to all of the personal property and assets shown on Balance Sheet or acquired after March 31, 1997, except for
(A) assets which have been disposed of to nonaffiliated third parties since March 31, 1997 in the ordinary course of business, (B) Liens reflected in the Balance Sheet, (C) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Liens for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the ordinary course of business, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 4.21. CONTRACTS. Each Company Agreement is legally valid and binding and in full force and effect, except where failure to be legally valid and binding and in full force and effect would not have a Material Adverse Effect. Schedule 4.21 of the Disclosure Schedule sets forth a true and complete list of (i) all material Company Agreements entered into by the Company since December 31, 1996 and all amendments to any Company Agreements included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and (ii) all non-competition agreements imposing restrictions on the ability of the Company to conduct business in any jurisdiction or territory.

    SECTION 4.22. POTENTIAL CONFLICTS OF INTEREST.  Except as set forth in
Schedule 4.22 of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof, since December 31, 1996, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    SECTION 4.23. SUPPLIERS AND CUSTOMERS. Since December 31, 1996, no material licensor, vendor, supplier, licensee or customer of the Company has cancelled or otherwise modified its relationship with the Company and, to the knowledge of the Company (i) no such person has given the Company notice of any intention to do so and (ii) the consummation of the transactions contemplated hereby will not adversely affect the Company's relationship with any such person.

    SECTION 4.24. INSURANCE. There is no material claim pending under any of the Company's policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    SECTION 4.25. ACCOUNTS RECEIVABLE; INVENTORY. Subject to any reserves set forth in the Balance Sheet, the accounts receivable shown in the Balance
Sheet arose in the ordinary course of business; were not, as of the date of the Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company arising after the date of the Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice, The amount carried for doubtful accounts and allowances disclosed in the Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any losses which may be sustained or realization of the accounts receivable shown in the Balance Sheet. As of the date of the Balance Sheet, the inventories shown on the Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business and, as of the date of this Agreement, have been replenished in all material respects in the ordinary course of business consistent with past practices. All such inventories are valued on the Balance Sheet in accordance with GAAP applied on a basis consistent with the Company's past practices, and provision has been made or reserves have been established on the Balance Sheet, in each case in an amount believed by the Company as of the date of this Agreement to be adequate, for all slow-moving, obsolete or unusable inventories.

    SECTION 4.26. OPINION OF FINANCIAL ADVISOR. The Company has received an opinion from CIBC Wood Gundy Securities Corp. ("CIBC"), financial advisor to the Company, to the effect that the consideration to be received in the Offer and the Merger by the holders of the Company Common Stock and the Series D Shares is fair to both the holders of the Company Common Stock and the holders of the Series D Shares from a financial point of view, a draft copy of which opinion has been delivered to Parent (the "Draft Opinion").

                                   ARTICLE V.
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.1. ACQUISITION PROPOSALS. The Company will notify the Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Takeover Proposal (as defined below) or the possibility or consideration of making a Takeover Proposal ("Takeover Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any Takeover Proposal Interest. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

    SECTION 5.2. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, (i) except as expressly contemplated by this Agreement or the Option Agreement, or (ii) as set forth in Schedule 5.2 of the Disclosure Schedule, or (iii) agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of the Board of Directors of the Company pursuant to Section 1.3 (the "Appointment Date"):

(a) the business of the Company shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

(b) the Company will not, directly or indirectly, (i) except upon exercise of stock options or other rights to purchase shares of Company Common Stock pursuant to the Option Plans outstanding on the date hereof or upon exercise of outstanding warrants or conversion of outstanding Series D Shares, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company beneficially owned by it, (ii) amend its Certificate of Incorporation or By-Laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares;

(c) the Company shall not: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Options or warrants outstanding on the date hereof or upon the conversion of the Series D Shares; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(d) the Company shall not: (i) grant any increase in the compensation payable or to become payable by the Company to any of its executive officers or (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company;

(e) the Company shall not modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

(f) the Company shall (i) not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice unless the Company shall have obtained a comparable replacement policy; the Company shall not incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice except for borrowings under the Company's existing credit facility with Madeleine LLC in the ordinary course of business and consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice;
(iii) make any loans, advances (other than travel and expense advances to employees in the ordinary course of business and consistent with past practice) or capital contributions to, or investments in, any other person; or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, or purchase, sale or lease of assets or real estate);

(g) the Company shall not (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material Tax election change any material Tax election already made, adopt any material Tax accounting method, change any material Tax accounting method unless required by GAAP, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; and

(h) the Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

(i) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(j) the Company shall not take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(k) the Company shall not redeem the Rights or terminate, amend or otherwise modify the Rights Plan prior to the consummation of the Offer unless required to do so by order of a court of competent jurisdiction; and

(l) except as expressly provided herein, the Company shall not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    SECTION 5.3. NO SHOPPING.

(a) The Company will not, and will use its reasonable best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, or (iii) in the event of an unsolicited written Takeover Proposal for the Company engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Takeover Proposal; PROVIDED HOWEVER, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Company's Board from
(i) taking and disclosing to the Company's stockholders or position with respect to tender or exchange offer by a third party pursuant to Rules 14D-9 and 14e2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board after receiving advice from outside counsel, is required under applicable law.

(b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person concerning a Takeover Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board determines in good faith, after receiving advice from a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining additional financing and (y) in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors to the Company's shareholders under applicable law (a Takeover Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall within two business days following receipt of a Superior Proposal notify Parent of the receipt of the same. The Company shall promptly provide to Parent any material nonpublic information regarding the Company provided to any other party which was not previously provided to Parent. At any time after two business days following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 5.3(b), the Board of Directors may terminate this Agreement pursuant to clause (ii) of Section 8.1(f) and enter into an agreement with respect to a Superior Proposal, PROVIDED that the Company shall, concurrently with entering into such agreement, pay or cause to be paid to Parent the Termination Fee (as defined in Section 8.2(b) hereof), plus any amount payable at the time for reimbursement of expenses pursuant to Section 8.2(b) hereof.

(c) Except as set forth in Section 5.3(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or
(iii) enter into any agreement with respect to any Takeover Proposal.

                                    ARTICLE VI.
                             ADDITIONAL AGREEMENTS

    SECTION 6.1. PROXY STATEMENT. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the

Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger.

    SECTION 6.2. MEETING OF STOCKHOLDERS OF THE COMPANY. At the Special Meeting, if any, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of the Purchaser, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger. The Purchaser agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

    SECTION 6.3. ADDITIONAL AGREEMENTS. Subject to the terms and condition is herein provided, the Company, Parent and Purchaser will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex I attached hereto and
Article VII hereof, and to consummate and make effective the Merger and the other transactions contemplated hereby. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

    SECTION 6.4. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser and the Purchaser shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence of any event whose occurrence, or nonoccurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Offer and (ii) any material failure of the Company, the Purchaser, or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 6.5. ACCESS TO INFORMATION.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause its officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Parent and the Purchaser reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish Parent and the Purchaser with all financial, operating and other data and information as Parent and the Purchaser, through its officers, employees or agents, may reasonably request.

(b) Unless otherwise required by law and until the Appointment Date, the Purchaser agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors and agents (the "Purchaser Representatives"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any of the Purchaser Representatives or public disclosure of such information is required by law in the opinion of counsel to the Purchaser) and shall insure that the Purchaser Representatives do not disclose such information to others without the prior written consent of the Company. Notwithstanding anything herein to the contrary, the terms of the Confidentiality Agreement, dated November 6, 1995 (the "Confidentiality Agreement"), executed by the Purchaser shall remain in full force and effect.

(c) In the event of the termination of this Agreement, the Purchaser shall, and shall cause its affiliates to, return promptly every document furnished to them by the Company or any of its representatives in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause the Purchaser Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

    SECTION 6.6. PUBLIC ANNOUNCEMENTS. The Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

    SECTION 6.7. BEST EFFORTS; COOPERATION. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the HSR Act. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

    SECTION 6.8. AGREEMENT TO DEFEND AND INDEMNIFY.

(a)    The Certificate of Incorporation and By-Laws of the Surviving
Corporation shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees, fiduciary, agents or otherwise entitled to indemnification under the Certificate of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties"). It is understood and agreed that the Company shall, to the fullest extent permitted under Delaware Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Parent, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware Law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of this transaction, under the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent
(which consent shall not be unreasonably withheld); and FURTHER, PROVIDED, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Effective Time, the Surviving
Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy with respect to matters existing or occurring at or prior to the Effective
Time on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium currently paid by the Company for such insurance on the date of this Agreement, which amount is set forth in Section 6.8 of the Disclosure Schedule, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate. This Section 6.8 shall survive the consummation of the Merger. Purchaser shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of the Purchaser and the Surviving Corporation under this Section 6.8. Notwithstanding Section 9.7 hereof, this Section 6.8 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

    SECTION 6.9. EMPLOYEE BENEFITS.

(a) At the Effective Time, the Surviving Corporation shall continue as the Plan Sponsor of each Employee Plan. Subject to Section 6.9(b) hereof, each of the parties hereto agrees that participants' rights to the employer-provided benefits for nonunion employees under the Employee Plans as in effect as of the Effective Time shall be continued under the same or an equivalent plan and shall not be reduced for at least one year following the Effective Time, except (i) to the extent provided in Section 2.12 hereof, or (ii) as required by applicable law (including as required to preserve any favorable tax treatment afforded such benefits as of the Effective Time). Thereafter, such participants shall in any event be credited with their service with the Company in determining their right to participate and vesting under any successor Employee Plans.

(b) The Company's 1985 and 1987 Employee Stock Ownership Plans (the "ESOPs") shall be terminated effective as of the Effective Time. As soon as practicable following the receipt of favorable determination letters from the Internal Revenue Service confirming that the termination of the ESOPs and elimination of the right to receive distributions in the form of employer securities does not adversely affect their prior qualified and tax-exempt status, the assets held in the trusts related thereto (consisting of the proceeds of the sale of Company Common Stock held therein in the Offer or the Merger) shall be either (i) to the extent allowable under applicable law, distributed to participants in single lump sums, or (ii) to the extent not allowable under applicable law (particularly Treasury regulation 1.411(a)11(e)(1)), transferred to another qualified defined contribution plan maintained by the Company, the Purchaser or an affiliate of either of them.

    SECTION 6.10. PENDING LITIGATION. Promptly following the consummation of the Offer, the Purchaser shall join with the defendants in the action entitled KUPFERBERG V. NORIAN, ET AL. (Del. Ch. Civ. Act. No. 12709) in a motion to dismiss or withdraw such action with prejudice, and will not assert or permit the Company to assert any claim against the defendants thereunder relating to the subject matter thereof.

                                  ARTICLE VII.
                              CONDITIONS OF MERGER

    The respective obligations of each party to effect the Merger shall be subject to the following conditions:

    SECTION 7.1. OFFER. The Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; PROVIDED, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and the Purchaser to effect the Merger if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

    SECTION 7.2. STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by Delaware Law.

    SECTION 7.3. NO CHALLENGE. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

                                 ARTICLE VIII.
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.1. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after stockholder approval:

(a) By mutual written consent of the Boards of Directors of Parent and the Company; or

(b) By Parent (i) if the Offer shall have expired or been terminated without any Shares being purchased thereunder by the Purchaser as a result of the occurrence of any of the events set forth in Annex I or (ii) if the Company shall have failed to deliver to Parent by July 3, 1997 an executed copy of the fairness opinion of CIBC referred to in Section 4.26, substantially in the form of the Draft Opinion; or

(c) By either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(d) By Parent if, without any material breach by the Purchaser of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before 120 days from the date hereof; or

(e) By the Company if, without any material breach by the Company of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before 120 days from the date hereof; or

(f) By the Company (i) if there shall be a material breach of any of Parent or the Purchaser's representations, warranties or covenants hereunder, which breach cannot be or has not been cured within ten (10) days of the receipt of written notice thereof or (ii) to allow the Company to enter into an agreement in accordance with Section 5.3(b) with respect to a Superior Proposal which the Board of Directors has determined is more favorable to the stockholders of the Company than the transactions contemplated hereby; PROVIDED that it has complied with all provisions thereof, including the notice provision therein, and that it makes simultaneous payment of the Termination Fee, plus any amounts then due as a reimbursement of expenses; or

(g) By Parent, if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty or covenant or other agreement contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Annex I hereto and (ii) cannot be or has not been cured within ten (10) days of the receipt of written notice thereof; or

(h) By Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Board of Directors of the Company shall withdraw, modify, or change its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to the Purchaser, (ii) the Board of Directors of the Company shall have recommended any proposal other than by Parent or the Purchaser in respect of a Takeover Proposal, (iii) the Company shall have exercised a right with respect to Takeover Proposal referenced in
Section 5.3(b) and shall, directly or through its representatives, continue discussions with any third party concerning a Takeover Proposal for more than twenty (20) business days after the date of receipt of such Takeover Proposal, (iv) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected such proposal within twenty (20) business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed, or (v) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or the Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 15% (or in the case of the Gabelli Funds, Inc. and its affiliates and associates, 32%) of the outstanding Shares (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any Person that owns more than 15% of the outstanding Shares on the date hereof.

    SECTION 8.2. EFFECT OF TERMINATION.

(a)    In the event of termination of this Agreement as provided in Section
8.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such terminations is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Sections 6.5 and 9.3 hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

(b) If (i) Parent shall have terminated this Agreement pursuant to Section 8.1(h)(i) or 8.1(h)(ii), (ii) (A) the Parent shall have terminated this Agreement pursuant to Section 8.1(g) or pursuant to Section 8.1(h)(iii), 8.1(h)(iv) or 8.1(h)(v) and (B) within eighteen (18) months of any such termination the Company shall have entered into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal with respect to the Company shall have been consummated with such Person, or (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(f)(ii), then in either such case the Company shall pay simultaneously with such termination if pursuant to Section 8.1(f)(ii) and promptly, but in no event later than two business days after the date of such termination or event if pursuant to
Section 8.1(h) or 8.1(g), to Parent a termination fee (the "Termination Fee") of $2,000,000 plus an amount, not in excess of $1,500,000, equal to the Purchaser's actual and reasonably documented reasonable out-of-pocket expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby, which amount shall be payable by wire transfer to such account as the Purchaser may designate in writing to the Company. No fee or expense reimbursement shall be paid pursuant to this Section 8.2(b) if the Purchaser shall be in material breach of its obligations hereunder.

                                  ARTICLE IX.
                               GENERAL PROVISIONS

    SECTION 9.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article II and Section 6.8 shall survive the Effective Time indefinitely and those set forth in Sections 6.4(b), 6.4(c), 8.2 and 9.3 shall survive termination indefinitely.

    SECTION 9.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                (a) if to Parent or the Purchaser
                   Fremont Acquisition Company, LLC
                   c/o Fremont Partners, L.L.C.
                   50 Fremont Street, Suite 3700
                   San Francisco, California 94105
                   Attention: Robert Jaunich II
                   Facsimile: (415) 284-8191
                       With a copy to:

                   Fremont Partners, L.L.C.
                   50 Fremont Street, Suite 3700
                   San Francisco, California 94105
                   Attention: General Counsel
                   Facsimile: (415) 512-7121

    And a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   Four Embarcadero Center, Suite 3800
                   San Francisco, California 94111
                   Attention: Kenton J. King, Esq.
                   Facsimile: (415) 984-2698

                (b) if to the Company:

                   Kerr Group, Inc.
                   500 New Holland Avenue
                   Lancaster, PA 176022104
                   Attention: D. Gordon Strickland
                   Facsimile: (717) 394-6398
                       With a copy to:

                   Willkie Farr & Gallagher
                   One Citicorp Center
                   153 East 53rd Street
                   New York, New York 10022
                   Attention: Harvey L. Sperry, Esq.
                   Facsimile: (212) 821-8111

    SECTION 9.3. EXPENSES. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

    SECTION 9.4. CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

(a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

(c) "Lien" means any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing); PROVIDED, HOWEVER, that liens for Taxes not yet due and payable but for which adequate reserves have been established and other statutory liens shall not be Liens for the purposes of this Agreement.

(d) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

    SECTION 9.5. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 9.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

    SECTION 9.7. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

    SECTION 9.8. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and the Purchaser may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    SECTION 9.9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

    SECTION 9.10. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by Parent and the Purchaser, and by action taken by or on behalf of the Company's Board of Directors at any time before the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share or Series D Share will be converted upon consummation of the

Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.11. WAIVER. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

    SECTION 9.12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                Very truly yours,

                                KERR GROUP, INC.

                                By:  /s/ D. Gordon Strickland
                                     -----------------------------------------
                                     Name: D. Gordon Strickland
                                     Title: President and CEO

                                FREMONT ACQUISITION COMPANY, LLC

                                By:  /s/ Gil Lamphere
                                     -----------------------------------------
                                     Name: Gil Lamphere
                                     Title: President

                                KERR ACQUISITION CORPORATION

                                By:  /s/ Gregory P. Spivy
                                     -----------------------------------------
                                     Name: Gregory P. Spivy
                                     Title: Vice President

                                    ANNEX I

    CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock and Series D Shares (assuming the conversion of all such Series D Shares into shares of the Company Common Stock) which represents at least 51% of the number of shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding Series D Shares, options, warrants and other rights and securities exercisable or convertible into shares of Company Common Stock) shall not have been satisfied (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Merger Agreement and before the time of acceptance of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer,) any of the following conditions exists:

        (a) there shall be pending in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitations on the ability of the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

        (b) this Agreement shall have been terminated by the Company or the Purchaser in accordance with its terms; or

        (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or
    (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

        (d) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in all material respects, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties as of the date of this Agreement and as of the scheduled expiration of the Offer, (without giving effect to any materiality qualification or standard contained in any such representations and warranties); or

        (e) the Company shall have failed to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under this Agreement (without giving effect to any materiality qualification or standard contained in any such agreements or covenants); or

        (f) the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (d) and (e) of this Annex I have not occurred; or

        (g) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, reasonably likely to result in any change) that constitutes a Material Adverse Effect; or

        (h) person (other than the Gabelli Funds, Inc. and its affiliates and associates) acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 15% of the outstanding Company Common Stock.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Purchaser and subject to the terms of this Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                              TABLE OF DEFINITIONS

                                                                            PAGE
                                                                            ----
Affiliate.................................................................  9.4(a)
Agreement.................................................................  Recitals
Appointment Date..........................................................   5.2
Audit.....................................................................  4.14(h)
Balance Sheet.............................................................  4.14(b)
Blue Sky..................................................................  4.4(b)
Board of Directors........................................................  Recitals
Certificates..............................................................  2.11(b)
CIBC......................................................................  4.26
Closing...................................................................   2.3
Closing Date..............................................................   2.3
Code......................................................................  4.9(a)
Common Per Share Amount...................................................  Recitals
Common Stock Merger Consideration.........................................  2.9(a)
Company...................................................................  Recitals
Company Agreement.........................................................  4.13
Company Common Stock......................................................  Recitals
Company Preferred Stock...................................................   4.2
Computer Software.........................................................  4.15(a)
Confidentiality Agreement.................................................  6.5(b)
Control...................................................................  9.4(b)
Delaware Law..............................................................  Recitals
Disclosure Schedule.......................................................   3.7
Dissenting Shares.........................................................  2.10(a)
Distribution Date.........................................................  1.2(a)
Draft Opinion.............................................................  4.26
Effective Time............................................................   2.2
Employee Plans............................................................  4.9(a)
Environmental Laws........................................................  4.19(a)
ERISA.....................................................................  4.9(a)
ESOPs.....................................................................  6.9(b)
Exchange Act..............................................................  1.1(a)
Exchange Agent............................................................  2.11(a)
Financial Statements......................................................  4.5(b)
GAAP......................................................................  4.5(b)
Governmental Authority....................................................  3.3(b)
HSR Act...................................................................  3.3(b)
Indemnified Parties.......................................................  6.8(a)
Independent Directors.....................................................  1.3(a)
Intellectual Property.....................................................  4.15(b)
Lien......................................................................  9.4(c)
Material Adverse Effect...................................................   4.1
Merger....................................................................  Recitals
Merger Consideration......................................................  2.9(c)
Offer.....................................................................  Recitals
Offer Documents...........................................................  1.1(c)
Offer to Purchase.........................................................  1.1(c)
Option Agreement..........................................................  Recitals
Option Plans..............................................................  2.12(a)
Option Price..............................................................  2.12(a)

                                                                            PAGE
                                                                            ----
Options...................................................................  2.11(b)
Other Stock Plan..........................................................  2.12(a)
Person....................................................................  9.4(d)
Proxy Statement...........................................................  2.7(a)(ii)
Proxy Statement...........................................................  4.10
Purchaser Information.....................................................  3.3(b)
Purchaser Representatives.................................................  6.5(b)
Real Property.............................................................  4.20(a)
Rights....................................................................  Recitals
Rights Agreement..........................................................  Recitals
Schedule 14D-1............................................................  1.1(c)
Schedule 14D-9............................................................  1.2(b)
SEC.......................................................................  1.1(c)
SEC Reports...............................................................  4.5(a)
Securities Act............................................................  4.5(a)
Series D Per Share Amount.................................................  Recitals
Series D Shares...........................................................  Recitals
Shares....................................................................  Recitals
Special Meeting...........................................................  2.7(a)(i)
Stockholders' Meeting.....................................................  4.10
Subsidiary................................................................     4
Superior Proposal.........................................................  5.3(b)
Surviving Corporation.....................................................   2.1
Takeover Proposal.........................................................   5.1
Takeover Proposal Interest................................................   5.1
Tax Authority.............................................................  4.14(h)
Tax Return................................................................  4.14(i)
Taxes.....................................................................  4.14(h)
Termination Fee...........................................................  8.2(b)
Voting Debt...............................................................  4.4(b)

                                                                       EXHIBIT A

                            COMPANY OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of July 1, 1997 (this "Agreement"), between Fremont Acquisition Company, LLC, a Delaware limited liability company ("Parent"), and Kerr Group, Inc., a Delaware corporation (the "Company").

    WHEREAS, Parent, Kerr Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, concurrently with the execution and delivery of this Agreement, will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger"); and

    WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have required that the Company agree, and in order to induce Parent and Sub to enter into the Merger Agreement the Company has agreed, to grant Parent the option (as hereinafter defined) upon the terms and subject to the conditions of this Agreement.

    NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE OPTION

    SECTION 1.1 GRANT OF OPTION. The Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 782,685 newly-issued shares (the "Shares") of the Common Stock, par value $.50 per share ("Company Common Stock"), of the Company at a purchase price per share of $5.40 (the "Exercise Price"), in the manner set forth in Sections 1.2 and 1.3 of this Agreement; PROVIDED, HOWEVER, that in no event shall the number of Shares for which the Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of Company Common Stock. The number of Shares that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth. This Agreement shall terminate, and the Option hereby granted expire, on the earliest of (i) the Effective Time (as defined in the Merger Agreement) and (ii) to the extent that no Option Notice (as defined below) has theretofore been given by Parent, six (6) months after any termination of the Merger Agreement pursuant to Article VIII thereof.

    SECTION 1.2 EXERCISE OF OPTION. At any time or from time to time prior to the termination of the option granted hereunder in accordance with the terms of this Agreement, Parent (or its designee) may exercise the option, in whole or in part, if on or after the date hereof:

    (a) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall have:

        (i) commenced a BONA FIDE tender offer or exchange offer for any shares of Company Common Stock, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis);

        (ii) acquired beneficial ownership of shares of Company Stock which, when aggregated with any shares of Company Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party its affiliates and associates of 15% (or, in the case of The Gabelli Funds, Inc. and its affiliates and associates, 32%), or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis), PROVIDED, HOWEVER, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, person, other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis);

       (iii) solicited "proxies" in a "solicitation" subject to the proxy rules under the Exchange Act, executed any written consent or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Company Stock; or

    (b) any of the events described in Section 8.1(g) or (h) of the Merger Agreement that would allow Parent to terminate the Merger Agreement has occurred (but without the necessity of Parent having terminated the Merger Agreement).

    In the event that Parent wishes to exercise all or any part of the Option, Parent shall give written notice (the "Option Notice," with the date of the Option Notice being hereinafter called the "Notice Date") to the Company specifying the number of Shares it will purchase and a place and date (not earlier than three (3) nor later than twenty (20) business days from the Notice
Date) for closing such purchase (a "Closing"). Parent's obligation to purchase Shares upon any exercise of the option is subject (at its election) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired and (iii) there shall have been no material breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Merger Agreement; PROVIDED, HOWEVER, that any failure by Parent to purchase Shares upon exercise of the Option at any Closing as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent's right to purchase such Shares upon the subsequent satisfaction of such conditions. Upon request by Parent, the Company will promptly take all action required to effect all necessary filings by the Company under the HSR Act.

    SECTION 1.3 PURCHASE OF SHARES. At any Closing, (i) the Company will deliver to Parent the certificate or certificates representing the number of Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and, if the Option has been exercised in part, a new Option evidencing the rights of Parent to purchase the balance of the Shares subject thereto, and (ii) Parent shall pay the aggregate purchase price for the Shares to be purchased by delivery to the Company of a certified or bank cashier's check payable in New York Clearing House funds to the order of the Company in the amount of the Exercise Price times the number of shares to be purchased.

    SECTION 1.4 ADJUSTMENTS UPON SHARE ISSUANCES, CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of the Shares to be issued by the Company upon exercise of the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect to the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and such

Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

    (b) In the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

    (c) The rights of Parent under this Section 1.4 shall be in addition to, and shall in no way limit, its rights against the Company for any breach of the Merger Agreement.

    (d) The provisions of this Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 1.4.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent as follows:

    SECTION 2.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or for the Company to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION 2.2 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance of any kind on any of the Shares pursuant to, any agreement, contract, indenture, notice or instrument to which the Company is a party or by which the Company is bound or affected, or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), require any filing by the Company with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign.

    SECTION 2.3 OPTION SHARES. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option a total of 782,685 Shares, and the Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock, and will be free and clear of any security interests, liens, claims, pledges, charges or encumbrances of any kind.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to the Company as follows:

    SECTION 3.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Parent has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and no other corporate proceeding on the part of Parent is necessary to authorize this Agreement or for Parent to consummate such transactions. This Agreement has been duly executed and delivered by Parent and, assuming its due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

    SECTION 3.2 NO CONFLICT, REQUIRED FILING AND CONSENTS. The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the certificate of formation of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, contract, indenture, note or instrument to which Parent is a party or by which it is bound or affected or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act, and the Securities Act, require any filing by Parent with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, except in the case of each of the foregoing clauses (i) through (iv) for any such conflicts, violations, breaches, defaults, failures to file or obtain the consent or approval of, or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

    SECTION 3.3 INVESTMENT INTENT. The purchase of Shares pursuant to this Agreement is for the account of Parent for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

                                   ARTICLE IV
                             ADDITIONAL AGREEMENTS

    SECTION 4.1 REGISTRATION RIGHTS; LISTING OF SHARES. (a) Upon the written request of Parent, the Company agrees to effect up to two registrations under the Securities Act and any applicable state securities laws covering any part or all of the Option (provided that only Shares will be distributed to the public) and any part or all of the Shares purchased under this Agreement, which registration shall be continued in effect for 90 days, unless, in the written opinion of counsel to the Company, addressed to Parent and reasonably satisfactory in form and substance to counsel for Parent, such registration is not required for the sale and distribution of such Shares in the manner contemplated by Parent. The registration effected under this paragraph shall be effected at the Company's expense except for any underwriting commissions. If Shares are offered in a firm commitment underwriting, the Company will provide reasonable and customary indemnification to the underwriters. In the event of any demand for registration pursuant to this paragraph, the Company may delay the filing of the registration statement for a period of up to 90 days if, in the good faith judgment of the Board of Directors of the Company, such delay is necessary in order to avoid interference with a planned material transaction involving the Company. In the event the Company effects a registration of Company Common Stock for its own account or for any other stockholder of the Company (other than on Form S-4 or Form S-8, or any successor or similar form), it shall allow Parent to participate in such registration; PROVIDED, HOWEVER,that if the managing underwriters in such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the securities requested to be included therein pro rata among the holders requesting to be included.

    (b) The Company shall, at its expense, use its best efforts to cause the Shares to be approved for quotation on the New York Stock Exchange, Inc. (the "NYSE") subject to notice of issuance, as promptly as practicable following the date of this Agreement, and will provide prompt notice to the NYSE of the issuance of each Share pursuant to any exercise of the Option.

    SECTION 4.2 LIMITATION ON PROFIT. (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $1,000,000 and, if it otherwise would exceed such amount, Parent, at its sole election, shall either (a) reduce the number of shares of Company Common Stock subject to the Company Option, (b) deliver to Company for cancellation Company Shares previously purchased by Parent, (c) pay cash to Company, or (d) any combination thereof, so that Parent's actually realized Total Profit shall not exceed $1,000,000 after taking into account the foregoing actions.

    (b) As used herein, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) (x) the net cash amounts received by Parent pursuant to the sale of Company Shares (or any other securities into which such Company Shares are converted or exchanged) to any unaffiliated party, less (y) Parent's purchase price of such Company Shares, and (ii) any Notional Total Profit (as defined below).

    (c) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Parent may propose to exercise the Company Option shall be the Total Profit determined as of the date of such proposal assuming that the Company Option were exercised on such date for such number of shares and assuming that such shares, together with all other Company Shares held by Parent and its affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    SECTION 4.3 TRANSFER OF SHARES; RESTRICTIVE LEGEND. Parent agrees not to transfer or otherwise dispose of the Shares, or any interest therein, without first providing to the Company an opinion of counsel for Parent, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such transfer or disposition will not violate the Securities Act or any applicable state law governing the offer and sale of securities, and the rules and regulations thereunder. Parent further agrees to the placement on the certificate(s) representing the Shares of the following legend:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

provided that upon provision to the Company of any opinion of counsel for Parent, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such legend is no longer required under the provisions of the Securities Act or applicable state securities laws, the Company shall promptly cause new unlegended certificates representing such Shares to be issued to Parent against surrender of such legended certificates.

    SECTION 4.4 BEST EFFORTS. Subject to the terms and conditions of this Agreement, Parent and the Company shall each use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any governmental or regulatory authority in connection with this Agreement or the transactions contemplated hereby.

    SECTION 4.5 FURTHER ASSURANCES. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out the provisions of this Agreement. If Parent shall exercise the Option, or any portion thereof, in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    SECTION 4.6 SURVIVAL. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

                                   ARTICLE V
                                 MISCELLANEOUS

    SECTION 5.1 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without any requirement for securing or posting any bond, in addition to any other remedy at law or equity.

    SECTION 5.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

    SECTION 5.3 AMENDMENT; ASSIGNMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the rights and obligations of Parent hereunder may, upon written notice to the Company prior to or promptly following such action, be assigned by Parent to any of its corporate affiliates, but no such transfer shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations.

    SECTION 5.4 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof or thereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstances, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    SECTION 5.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

    SECTION 5.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

    SECTION 5.7 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to its address set forth in Section 9.2(a) of the Merger Agreement; and (ii) if to the Company, to the Company's address set forth in Section 9.2(b) of the Merger Agreement.

    SECTION 5.8 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

    IN WITNESS WHEREOF, each of the Company and Parent have caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                KERR GROUP, INC.

                                By:
                                     -----------------------------------------
                                     Name: D. Gordon Strickland
                                     Title: President and CEO

                                FREMONT ACQUISITION COMPANY, LLC

                                By:
                                     -----------------------------------------
                                     Name: Gil Lamphere
                                     Title: President

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